Form 10KSB40, Exhibit 13
period 1999-12-31
UNITED SHIELDS CORP/OH/
filed 2000-04-14
CIK 808432

Exhibit 99.33

DOCUMENT DISCLAIMER COVER PAGE

The following pages contain a document that was originally created in the Interview of Business Lawyer.

This document was created in the Interview in the proper format and with the language necessary to ensure its validity when all of the required information has been entered completely.

It should be understood that any changes made to the content, appearance, or layout of the original document outside of the Interview have been made at the risk of affecting the validity of the document.

Parsons Technology cannot be responsible for the legal consequences of changes you have made to this document. Furthermore, Parsons Technology is not in a position to provide answers to questions regarding any changes to this document. It is strongly recommended that you seek the advice of a lawyer for information about the validity and the consequences of the changes you have made to this document.

EQUIPMENT LEASE

This Equipment Lease (this "Lease") is made effective as of November 15, 1999, between Trinity Products Group, LLC (the "Lessor"), 2640 Peerless Road, Cleveland, TN 37312, and Pittsfield Mold & Tool, Inc. (the "Lessee"), 10 Betnr Industrial Drive, Pittsfield, MA 01201, and states the agreement of the parties as follows:

EQUIPMENT SUBJECT TO LEASE. The Lessor shall lease the equipment listed on the attached Exhibit "A".

PAYMENT TERMS. The Lessee shall make 44 payments of $7,975.12 each. Payments shall be due on the 15th day of each month, with the first payment due on December 15, 1999. The lease payments shall be due whether or not the Lessee has received notice of a payment due. All payments shall be made by Lessor directly debiting any bank account of, and as identified from time to time by, Lessee. Lessee hereby authorizes Lessor to so charge Lessee's bank account therefore. Lessee represents that any bank account information provided to Lessor is true and correct. Lessee agrees to execute and deliver to Lessor any written instrument as may be required by its bank. Payments due other than by direct debit shall be made to Lessor's address set out in this Lease or such other place as Lessor may specify.

SERVICE CHARGE. If any Lease installment is not paid within 10 day(s) after the due date, the Lessee shall pay to the Lessor a service charge of $50.

RETURNED CHECKS. The Lessee shall be charged $50.00 for each check that is returned to the Lessor for any reason.

LEASE TERM. This Lease shall begin on the above effective date and shall terminate on July 15, 2003, unless otherwise terminated in a manner consistent with the terms of this Lease.

LOCATION OF EQUIPMENT. The equipment shall be located at 10 Betnr Industrial Drive, Pittsfield, Massachusetts 01201, during the lease term, and shall not be removed from that location without the Lessor's prior written consent.

CARE AND OPERATION OF EQUIPMENT. The equipment may only be used and operated in a careful and proper manner. Its use must comply with all laws, ordinances, and regulations relating to the possession, use, or maintenance of the equipment, including registration and/or licensing requirements, if any.

ALTERATIONS. Lessee shall make no alterations to the equipment without the prior written consent of the Lessor. All alterations shall be the property of the Lessor and subject to the terms of this Lease.

MAINTENANCE AND REPAIR. The Lessee shall maintain at the Lessee's cost, the equipment in good repair and operating condition, allowing for reasonable wear and tear. Such costs shall include labor, material, parts, and similar items, including any cost of governmental compliance. Lessee shall operate and maintain the Equipment in accordance with applicable Supplier's manuals by competent and duly qualified personnel only, in accordance with applicable requirements of law, including without limitation all statutes, regulations, licenses, registration and orders of any governmental body having power to regulate this Equipment or its use, if any. If Lessor exercises any right it may have to take possession of the Equipment, Lessor may have the Equipment tested and inspected as provided for in this Lease.

LESSOR'S RIGHT OF INSPECTION. The Lessor shall have the right to inspect the equipment during Lessee's normal business hours.

RETURN OF EQUIPMENT. If a purchase option is not indicated or if any of the above purchase option conditions are not met by Lessee, then upon expiration of the Lease term, Lessee, at its own expense, shall immediately return the Equipment in the same condition as when delivered to Lessee pursuant to supplier's installation, packaging and shipping specifications, ordinary wear and tear expected, to such location as Lessor shall designate, free and clear from all liens, encumbrances and rights of others. Upon return of Equipment, Lessee shall provide Lessor with a certificate from the supplier or qualified maintenance organization acceptable to Lessor stating that the Equipment has been inspected, tested, qualifies for their regular maintenance contract and is in the same condition as at the Acceptance Date, with ordinary wear and tear expected. In the event that Lessee does not provide such a certificate, Lessor shall have the right to have the Equipment inspected and tested, at Lessee's expense. Lessee shall be liable for any repairs necessary for the equipment to be accepted under such maintenance contract. Lessee shall remain obligated to pay payments on the unreturned or uncertified Equipment until returned or certified. Returned Equipment shall include an up to date software license if applicable. The risk of loss and obligation to insure the Equipment shall remain with Lessee until the returned Equipment is accepted by Lessor. In the event Lessee does return the Equipment to Lessor as herein required, the Lease term shall continue as a month to month tenancy terminable by Lessor upon 30 days advance written notice at a rent per month equal to the highest monthly payment payable by Lessee during the Lease term.

OPTION TO RENEW. If the Lessee is not in default upon the expiration of this lease, the Lease Term shall automatically extend beyond its original expiration date on the terms and conditions hereof unless Lessee timely exercises any end of lease options provided for herein or Lessor demands return of the equipment.

OPTION TO PURCHASE. If the Lessee is not in default under this Lease, the Lessee shall have the option, at the full discretion of the Lessor, to purchase items of equipment at the end of the lease term for the Fair Market Value, plus any applicable taxes to such purchase ("Purchase Price"), of such items of equipment in the attached Equipment Schedule on the date of expiration of the Lease Term for such Schedule ("Purchase Date"). The Lessee shall exercise this option by providing written notice to the Lessor of such intent at least 30 days prior to the end of the lease term. If the Option to Purchase is granted by the Lessor, title to the Equipment shall automatically pass to Lessee on the Purchase Date, provided Lessee has paid the full Purchase Price. If a fair market value purchase option is indicated, the "fair market value" shall be determined on the basis of and shall be the aggregate amount which would be obtainable on the Purchase Date in an arm's-length transaction between an informed and willing buyer under no compulsion to buy and an informed and willing seller under no compulsion to sell as agreed to by both parties.

ACCEPTANCE OF EQUIPMENT. The Lessee shall inspect each item of equipment delivered pursuant to this Lease. The Lessee shall immediately notify the Lessor of any discrepancies between such item of equipment and the description of the equipment in the Equipment Schedule. If the Lessee fails to provide such notice in writing within 10 day(s) after the delivery of the equipment (the "Acceptance Date"), the Lessee will be conclusively presumed to have accepted the equipment as specified in the Equipment Schedule. Lessee's execution of a Purchase Order shall constitute an irrevocable request that Lessor order the Equipment from the Supplier named in such Purchase Order, both of which Lessee has selected, for delivery and installation, at Lessee's expense, at the Equipment location specified in such Purchase Order. Lessor shall not be responsible for any failure or delay in the delivery of the Equipment for whatever reason. If Lessee cancels this Lease or the Purchase Order prior to the Acceptance Date, Lessee shall (a) indemnify Lessor from and be deemed to have assumed all of Lessor's obligations to purchase the Equipment covered thereby and (b) pay, and authorizes Lessor to set-off against any Advance Payments, a sum equal to 1% of the cost of such Equipment as an estimated amount to compensate Lessor for its out of pocket costs and administrative expenses related to this Lease and any such Purchase Order such as credit review, document preparation and Equipment ordering, the exact sum of which is difficult to calculate. Upon Lessee's acceptance of the Equipment, this Lease shall be noncancelable for the Lease Term.

OWNERSHIP AND STATUS OF EQUIPMENT. The equipment will be deemed to be personal property, regardless of the manner in which it may be attached to any other property. The Lessor shall be deemed to have retained title to the equipment at all times, unless the Lessor transfers the title by sale. The Lessee shall immediately advise the Lessor regarding any notice of any claim, levy, lien, or legal process issued against the equipment.

DISCLAIMER OF WARRANTIES. LIMITATION OF LIABILITY. The Lessor makes no warranties, express or implied, whatsoever, including without limitation, the equipments fitness for a particular purpose, merchantability, or as to its design, condition, capacity, durability, quality of material or workmanship, conformity of any description or patent infringement, and hereby disclaims any such warranty. Lessor is not responsible for any repairs or service to the equipment, defects therein or failures in the operation thereof or for any indirect, special, incidental or consequential damages. Lessee has made the selection of each item of equipment based on its own judgement and expressly disclaims any reliance upon any statements or representations made by Lessor. Lessee leases the equipment "as is". The Lessee assumes the responsibility for the condition of the equipment.

REPRESENTATIONS AND WARRANTIES. Lessee represents, warrants and covenants with Lessor that; (a) it has the form of business organization indicated on this Lease and is duly organized, existing, in good standing and qualified to do business wherever necessary to carry on its present business and operations and to own its property; (b) this Lease and each schedule has been duly executed and authorized, requires no further shareholder or partner approval or the giving notice to any governmental authority and does not contravene any law, regulation, governmental order, certificate or articles of incorporation, by-laws, partnership certificate or agreement or any contract, indenture, or other instrument to which Lessee is a party or by which it may be bound and constitutes a legal, valid and binding obligation of Lessee enforceable in accordance with its terms; (c) the Equipment will be used solely in the conduct of Lessee's business and will remain at the Equipment location shown herein.

FURTHER ASSURANCES. Lessee hereby covenants that so long as this Lease remains in effect, it will not (a) move the Equipment from the location shown on this Lease; (b) allow any lien, encumbrance or security interest on or with respect to the Equipment or this Lease (except by, through or under Lessor); (c) assign, sale, sublease or otherwise dispose of any right or interest in this Lease or the Equipment. Lessee also covenants that it will (d) promptly execute and deliver to Lessor such further documents and take such further actions Lessor may require in order to more effectively carry out the intent and purpose of this Lease; (e)provide to Lessor within 120 days after the close of each of Lessee's fiscal years and, upon Lessor's request, within 45 days of the end of each quarter of Lessee's fiscal year, a copy of its financial statements prepared in accordance with generally accepted accounting principles, it being understood that all such material shall be held in confidence by Lessor; and (f) at Lessor's request and Lessee's expense, affix plates on the Equipment indicating Lessor is owner.

RISK OF LOSS OR DAMAGE. The Lessee assumes all risks of loss or damage to the equipment from any cause, and agrees to return it to the Lessor in the condition received from the Lessor, with the exception of normal wear and tear, unless otherwise provided in this Lease. If any item of Equipment shall become lost, stolen, destroyed, damaged beyond repair or rendered permanently unfit for use for any reason, or in the event of any condemnation, confiscation, seizure or requisition of such item, Lessee shall, at Lessor's option, promptly (a) replace the Equipment with like kind free and clear of liens and encumbrances, which replacement Equipment shall become subject to the terms and conditions of this Lease, or (b) pay Lessor an amount equal to the Unpaid Balance.

INDEMNITY OF LESSOR FOR LOSS OR DAMAGES. Unless otherwise provided in this Lease, if the equipment is damaged or lost, the Lessor shall have the option of requiring the Lessee to repair the equipment to a state of good working order, or replace the equipment with like equipment in good repair, which equipment shall become the property of the Lessor and subject to this Lease.

LIABILITY AND INDEMNITY. Liability for injury, disability, and death of workers and other persons caused by operating, handling, or transporting the equipment during the term of this Lease is the obligation of the Lessee, and the Lessee shall indemnify and hold harmless and defend the Lessor against any liabilities and expenses whatsoever (including legal expenses of every kind and nature) arising out of the shipment, acceptance or rejection, titling or registration, possession, operation, use, return or other disposition of the Equipment, and any claims based on absolute tort liability. The indemnities contained in the Lease shall survive termination of this Lease. Lessee shall maintain liability insurance in amounts normal and customary as to the Equipment.

CASUALTY INSURANCE. The Lessee shall insure the equipment in an amount of at least the full replacement value of the Equipment or the Unpaid Balance, whichever is greater. Lessor will be named as Loss Payee.

INSURANCE. Lessor will be named as Loss Payee. Lessee waives its rights of subrogation against Lessor for any and all loss or damage. All policies shall contain a clause requiring the insurer to furnish Lessor with at least 20 days prior written notice of any material change, cancellation or non-renewal of coverage. Upon request of Lessor, Lessee shall furnish Lessor with a certificate of insurance or other evidence satisfactory to Lessor that such insurance coverages are in effect.

GUARANTEE. In order to induce Lessor to enter into this Lease, each guarantor signing this Lease as such hereby unconditionally and absolutely guarantees payment to Lessor of all liabilities of Lessee to Lessor of whatever nature, whether now existing or hereafter incurred, including reasonable attorney's fees and costs of collection with respect to the enforcement of any such liabilities or this guarantee. This is a guarantee of payment and not of collection and the liability of each guarantor shall not be affected by any invalidity in or unenforceability of such liabilities or any change, alteration, renewal, extension, continuation, compromise, waiver or other modification of such liabilities. Each guarantor waives notice of acceptance of this guaranty and extensions of credit by Lessor to Lessee, presentment, demand for payment of any of the liabilities of Lessee, protest and notice of dishonor, default of a guarantor or any other party with respect to such liabilities and all other notices, demands, set-offs, counterclaims and defenses of any nature whatsoever. This guarantee may be enforced by Lessor without first proceeding against Lessee or any other party or against any security which may be available with respect to Lessee's liabilities. In the vent of any default by Lessee on any obligation owed to Lessor, whether under this Lease or otherwise, each guarantor agrees not to demand payment, take steps for the collection of or assign, transfer or otherwise dispose of any indebtedness owed by Lessee to such guarantor. Lessor shall have the sole right to demand, receive, sue for and collect such indebtedness until all of the liabilities of Lessee to Lessor have been satisfied in full. If Guarantor is a corporation, guarantor certifies that the officer signing on behalf of the guarantor has been duly authorized and empowered to execute and deliver to Lessor this guaranty and that the guaranty has been duly authorized and approved by and under appropriate vote of the guarantor's Board of Directors or its by-laws.

TAXES AND FEES. During the term of this Lease, the Lessee shall pay all applicable taxes, assessments, and license and registration fees on the equipment.

OTHER CHARGES. Should Lessee fail to pay sums required under this lease to third parties including but not limited to, obtaining and continuing in full force and effect required insurance, the Lessor shall have the right, but not the obligation, to pay such sums on behalf of Lessee, and Lessee agrees to reimburse Lessor for payment of such terms to the same extent that Lessee is obligated to pay payments under this Lease.

DEFAULT. The occurrence of any of the following shall constitute a default under this Lease:

A. The failure to make a required payment under this Lease when due.

B. The violation of any other provision or requirement of this Lease that is not corrected within 10 day(s) after written notice of the violation is given.

C. Lessee shall generally not pay its debts as they become due; file or have filed against it a petition under any bankruptcy or insolvency law of any jurisdiction; make an assignment for the benefit of its creditors; consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or any substantial part of its property; be adjudicated insolvent or be liquidated; or take any action for the purpose of the foregoing. No express or implied waiver of any default shall constitute a waiver of any of Lessor's other rights.

D. The subjection of any of Lessee's property to any levy, seizure, assignment, application or sale for or by any creditor or government agency.

E. Any representation or warranty made by Lessee to Lessor shall prove to be incorrect.

F. Default under any note, security agreement, equipment lease or title retention or conditional sale agreement beyond any period of grace provided with respect thereto whether with Lessor or any third party if the effect of such default is to cause or permit the holder of such indebtedness to cause such indebtedness to become due prior to its stated maturity.

RIGHTS ON DEFAULT. Upon default, Lessor may exercise any one or more of the following remedies: (a) enter the Equipment location and take immediate possession of and remove the Equipment and any collateral by summary proceedings or otherwise, all without liability to Lessor for or by any reason of damage to property or such entry or taking possession; (b) dispose of the Equipment and any collateral at public or private sale, by lease or otherwise; (c) demand payment of, and Lessee agrees to pay forthwith, as liquidated damages for loss of bargain and not as a penalty, an amount equal to all Delinquent Payments plus the present value of all future payments discounted using a rate of five percent (5%) plus the amount of any purchase option plus all other amounts then payable to Lessor hereunder ("Unpaid Balance"); (d) apply any advance payments and/or Security Deposit to satisfy the unpaid balance whereupon Lessee shall immediately reimburse Lessor for the amount of such advance payments and/or Security Deposit so applied; (e) terminate this Lease immediately by written notice to Lessee; (f) remedy such default for the account of and at the expense of Lessee; and (g) exercise any other right or remedy at law or in equity. Lessee agrees to pay Lessor's reasonable attorney's fees and costs of collection and recovery or incurred as a result of Lessee's Default. Each remedy shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor.

NOTICE. All notices required or permitted under this Lease shall be deemed delivered when delivered by certified mail, return receipt requested, and shall become effective when deposited in the United Sates mail with postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Lease or such other address as the party to receive notice hereunder designates by such written notice.

ASSIGNMENT. The Lessee shall not assign or sublet any interest in this Lease or the equipment or permit the equipment to be used by anyone other than the Lessee or Lessee's employees, without Lessor's prior written consent. This is a net lease and Lessee shall not be entitled to any abatement of any amounts payable hereunder and Payments will be made absolutely and unconditionally without set-off, counterclaim, recoupement, defense or other right which Lessee may have against any person for any reason whatsoever. Lessee acknowledges and agrees that Lessor may, at any time, without notice to or consent of Lessee sell, assign, transfer or convey, in whole or in part, its rights but not its obligations under this Lease or any schedule and/or further mortgage or pledge the Equipment to one or more parties ("Transferee"). Such Transferee may further sell or assign its rights under this Lease or any schedule and/or further mortgage or pledge the Equipment without notice to Lessee. Any such Transferee shall have and be entitled to exercise any and all rights and powers of Lessor under this Lease, but such Transferee shall not be obligated to perform any of the obligations of Lessor under this Lease other than Lessor's obligation not to disturb Lessee's quiet and peaceful possession of the Equipment and use thereof for its intended purpose during the Lease term so long as Lessee is not in default. Lessee further agrees and acknowledges that in the event Lessee receives written notice of a sale or an assignment from Lessor or such Transferee, Lessee shall (a) pay all payments and any other amounts payable under this Lease or any schedule to the Transferee named in such notice, notwithstanding any defense or claim of whatever nature which Lessee may now or hereafter have against Lessor, and (b) send all notices required to be provided under this Lease to such Transferee. Lessee shall confirm in writing receipt of notice of assignment as may reasonably be requested by such Transferee. Neither this Lease nor any interest in the Equipment is transferable by operation of law.

FINANCING STATEMENTS. Lessee hereby authorizes and appoints Lessor its attorney in fact to execute and deliver in Lessee's name and on its behalf any financing statements, fixture filings or other instruments necessary or expedient for filing, recording or perfecting the interest and title of Lessor in this Lease and the Equipment and Collateral, agrees that a copy of this Lease may be so filed, and agrees that all costs incurred in connection therewith (including, without limitation, filing fees and taxes) shall be paid by Lessee.

FINANCE LEASE. It is the intention of the parties hereto that this Lease be deemed a "finance lease" for purposes of Article 2A of the Uniform Commercial Code.

ENTIRE AGREEMENT AND MODIFICATION. This Lease constitutes the entire agreement between the parties. No modification or amendment of this Lease shall be effective unless in writing and signed by both parties. This Lease replaces any and all prior agreements between the parties.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Tennessee.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provision of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CERTIFICATION. Lessee certifies that the application, statements, trade references, and financial reports submitted to Lessor are true and correct and any material misrepresentation will constitute a default under this Lease.

ARBITRATION. Any controversy or claim relating to this Lease, including the construction or application of this Lease, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

Lessor:

Trinity Products Group, LLC

By:___________________________________________________

William A. Frey III

Chief Manager

Guarantor:____________________________________________

Signature:____________________________________________

Lessee:

Pittsfield Mold & Tool, Inc.

By:___________________________________________________

Joe Kirchner

President

Guarantor:_______United Shields Corporation___________

Signature:____________________________________________

EXHIBIT A

Equipment Schedule

Equipment Description: Nissei Model FV9100-400L, SN 591V003, 720 Ton

Lease End Purchase Price: Fair Market Value

Final Checklist for Equipment Lease

Lessor: ___________________________________

Lessee: ___________________________________

November 02, 1999

Make It Legal

_____ The Equipment Lease should be signed and dated by both the Lessor and the Lessee. The Agreement becomes effective as of the date indicated in the document.

Copies

_____ Both parties should retain a copy of the signed Lease in a secure location.

Other Information

* It is not necessary the signatures be witnessed or notarized.

Reasons to Update

* To ensure that the parties are each complying with their respective obligations.